Exhibit 99.2
FOR IMMEDIATE RELEASE

Sontra Medical Corporation Announces Change in Management Team

Franklin, MA - June 12, 2006 -- Sontra Medical Corporation (NASDAQ: SONT) announced today that its Chief Financial Officer, Sean Moran, has resigned his position with the Company to pursue a new career opportunity.

The Company has appointed Mr. Harry G. Mitchell, C.P.A. to serve as Interim Chief Financial Officer. Mr. Mitchell has been C.E.O. and C. F.O. for several medical device and technology companies. Since 2004, Mr. Mitchell has served as President and Chief Executive Officer of MedTech Advances, Inc. and has provided financial and other consulting services to several other corporations. From 1999 to 2004, Mr. Mitchell was Chief Financial Officer of Boston Medical Technologies, Inc. To further strengthen the Company’s finance staff, Karen Cowgill has been promoted to Controller from Director of Administration.

The Company has retained an executive recruiter and has commenced a search for a permanent Chief Financial Officer.

“We thank Sean for his dedication and financial leadership during his time at Sontra and wish him well,” stated Thomas W. Davison, PhD, President and Chief Executive Officer. Mr. Moran will remain with the Company until June 23rd to ensure an effective transition of responsibilities to Mr. Mitchell and Ms. Cowgill.

About Sontra Medical Corporation (www.sontra.com)
Sontra Medical Corporation is a technology leader in transdermal science. Sontra’s SonoPrep ultrasound-mediated skin permeation technology combined with technical competencies in transdermal drug formulation, delivery systems and biosensors is creating a new paradigm in transdermal drug delivery and diagnosis. The SonoPrep technology is being developed for several billion dollar market opportunities, including continuous glucose monitoring and the transdermal delivery of large molecule drugs and vaccines. Sontra is currently marketing the SonoPrep device and procedure tray for use with topical lidocaine to achieve rapid (within five minutes) skin anesthesia.

Investor Relations Contact:
Karen Cowgill, Controller, Sontra Medical 508-553-0322
Harry G. Mitchell, Interim CFO, Sontra Medical 508-530-0311

This press release contains forward-looking statement. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements and include statements regarding our planned strategic initiatives and our ability to maintain a listing on Nasdaq. Such statements are based on our current expectations and are subject to a number of factors and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. Such factors and uncertainties include, but are not limited to, that the Company will not be successful in its request for continued listing, and risks related to our planned strategic initiatives, including that such initiatives may not occur as planned or that they do not result in continued listing. Forward- looking statements speak only as of the date they are made, and we undertake no duty or obligation to update any forward-looking statements in light of new information or future events, unless required by law. For detailed information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to Sontra's filings with the Securities and Exchange Commission, including Sontra's most recent Quarterly Report on Form 10-QSB.